INVESTMENT LETTER

                SELIGMAN INVESTMENT GRADE FIXED INCOME FUND, INC.


Seligman Investment Grade Fixed Income Fund, Inc. (the "Fund"), an open-end, diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 1,400 shares each of Class A, Class B, Class C and Class D Capital Stock (par value $.001) of the Fund and 8,406 shares of Class I Capital Stock (par value $.001) at a price of $7.14 per share (the "Shares") as of the close of business on August 21, 2001. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $100,002.84 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 21st day of August, 2001 ("Purchase Date").


                                        SELIGMAN INVESTMENT GRADE
                                        FIXED INCOME FUND, INC.


                                     By:  /s/ Lawrence P. Vogel
                                        --------------------------------------
                                        Name:  Lawrence P. Vogel
                                        Title:  Vice President and Treasurer


                                        SELIGMAN ADVISORS, INC.


                                     By:  /s/ Stephen J. Hodgdon
                                        --------------------------------------
                                        Name:  Stephen J. Hodgdon
                                        Title:  President